Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this post-effective Amendment No. 1 to the Registration Statement of The Manitowoc Company, Inc. on Form S-3 (No. 333-147371) of our report dated December 19, 2008, relating to the consolidated financial statements of Enodis Limited and subsidiaries as of 27 September  2008 and 29 September 2007 and for the 52 weeks ended 27 September 2008, 29 September 2007, and 30 September 2006 appearing in the Current Report on Form 8-K/A of The Manitowoc Company, Inc. filed on January 12, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE LLP

London, United Kingdom
27 January 2010